Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-122033 of Republic Airways Holdings Inc. of our report dated March 2, 2004 (January 12, 2005 as to the tenth paragraph of Note 1 to the consolidated financial statements) (which report expresses an unqualified opinion and includes explanatory paragraphs for the change in the method of accounting for goodwill and other intangible assets as discussed in Note 2 to the consolidated financial statements and that substantially all revenues are derived from code-share agreements with US Airways, Inc., Delta Air Lines, Inc., AMR Corp., the parent of American Airlines, Inc. and United Airlines, Inc. as discussed in Note 1 to the consolidated financial statements) appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana

January 31, 2005